SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 15, 2009 (April 13, 2009)
Fentura Financial, Inc.

(Exact name of registrant as specified in its charter)
Michigan

(State or other jurisdiction of incorporation)

0-23550	38-2806518

(Commission File Number)	(IRS Employer Identification No.)

175 North Leroy Street
P.O. Box 725
Fenton, Michigan	48430-0725

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (810) 629-2263
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Fentura Financial, Inc. (the “Company”) has provided notice to each of The Bank of New York and Wilmington Trust Company, the trustees of the Company’s junior subordinated debt securities due 2033 (“Fentura Trust I”), and junior subordinated debt securities due 2035 (“Fentura Trust II”), respectively, that as of April 13, 2009, the Company will be exercising its right to defer interest payments for each of the interest payment dates of June 15, 2009, as to the Fentura Trust I, and May 23, 2009, as to the Fentura Trust II to June 15, 2014 and May 23, 2014, respectively, unless the Company subsequently gives notice that it has elected to shorten such deferral period. The Company has the ability under each of the trust indentures to defer interest payments for up to twenty consecutive quarterly periods (five years), so long as the Company is not in default, as defined in the respective indentures. The Company is not in default under either of the indentures. Interest on the debt securities continues to accrue during the deferral period and interest on the deferred interest also accrues, both of which must be paid at the end of the deferral period. In addition, among other restrictions, during the period that an interest deferral has been elected under either of the indentures, the Company is precluded from repurchasing shares or paying dividends on its outstanding common stock or on preferred stock or paying interest or principal on debt that is pari passu or junior to the issue of debt securities as to which a deferral has been elected.
     The reason for the interest deferral is to maintain liquidity at the holding company. The total estimated annual interest that would be payable on the debt securities, if not deferred, would approximate $750,000, based on current variable rates.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FENTURA FINANCIAL, INC. (Registrant)
By:	/s/ Donald L. Grill
Donald L. Grill, President and Chief Executive Officer
Dated: April 15, 2009